Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Marblegate Acquisition Corp. (the “Company”) on Form S-1 of our report dated July 1, 2021, except for the second paragraph in Note 9 as to which the date is September 9, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Marblegate Acquisition Corp. as of December 31, 2020 and for the period from December 10, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

September 9, 2021